Exhibit 10.01

EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement, together with the related and signed offer letter of even date herewith (“Agreement”) is made effective as of June 13, 2005 (“Effective Date”), by and between JDA Software Group, Inc., a Delaware corporation (“Company”) and Christopher Koziol (“Executive”) (either party individually, a “Party”; collectively, the “Parties”).

     WHEREAS, Company desires to retain the services of Executive as Chief Operating Officer;

     WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions of Executive’s employment by Company and to address certain matters related to Executive’s employment with Company;

     NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the Parties hereto agree as follows:

     1. Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

     2. Duties.

          2.1 Position. Executive is employed as Chief Operating Officer and shall have the duties and responsibilities assigned by Company’s Chief Executive Officer (“CEO”) both upon initial hire and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion, provided that the duties assigned are consistent with the position of Chief Operating Officer and that Executive continues to report directly to the CEO.

          2.2 Standard of Conduct/Full-time. Executive will act loyally and in good faith to discharge the duties of Chief Operating Officer, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act solely on behalf of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the CEO in advance of Executive’s intent to engage in other paid work and receives the CEO’s express written consent to do so.

          2.3 Work Location. Executive’s principal place of work shall be located in Scottsdale, Arizona or such other location as the parties may agree upon from time to time.

     3. [Reserved.]

     4. Compensation.

          4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive a salary of $275,000 per year, payable in equal monthly installments and in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions.

          4.2 Equity Compensation. Subject to approval by Company’s Board of Directors (the “Board”), Company will from time to time grant to Executive equity compensation settled in the Company’s common stock (the “Equity Grant”) that, to the extent that such Equity Grant is subject to vesting, will vest in full upon a Change of Control (as defined below). The Equity Grant will be subject to the terms and conditions of the Company’s 2005 Performance Incentive Plan or any similar equity compensation plan adopted by the Company as designated by the Board (the “Plan”).

          4.3 Incentive Compensation. In addition, Executive will also be eligible to receive incentive compensation subject to the terms and conditions contained in the Executive Bonus Plan, which is approved by the Board and is subject to amendment from time to time by the Board in its sole and absolute discretion (a “Bonus”). Unless otherwise provided herein, the payment of any Bonus pursuant to this Section 4.3 shall be made in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions.

          4.4 Performance and Salary Review. The Board will periodically review Executive’s performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by the Board in its sole and absolute discretion.

     5. Customary Fringe Benefits and Facilities. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive; provided, however, that during the period of employment under this Agreement, Executive and his spouse and eligible dependents shall be entitled to receive all benefits of employment generally available to other members of Company’s management and those benefits for which key executives are or shall become eligible, when and as Executive becomes eligible therefore, including, without limitation, group health, life and disability insurance benefits and participation in Company’s 401(k) plan. Company further agrees to furnish Executive with such assistance and accommodations (i.e., an office in the size, type and quality as provided to Executive prior to the Effective Date) as shall be suitable to the character of Executive’s position with Company and adequate for the performance of Executive’s duties hereunder.

     6. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

     7. Termination of Executive’s Employment.

          7.1 Termination for Cause by Company. Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) theft, dishonesty, or intentional falsification of any employment or Company records; improper disclosure of Company’s confidential or proprietary information; (b) Executive’s conviction (including any plea of guilty or nolo contendere) for any criminal act that materially impairs his ability to perform his duties for Company; or (c) a material breach of this Agreement by Executive which is not cured within thirty (30) days of receipt by Executive of reasonably detailed written notice from Company. In the event Executive’s employment is terminated in accordance with this Section 7.1, Executive shall be entitled to receive only unpaid Base Salary then in effect, prorated to the date of termination, together with any amounts to which Executive is entitled pursuant to Sections 5 or 6 hereof. There shall be no additional vesting under Executive’s Equity Grant, if any. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Payments described in Section 7.2, below.

          7.2 Termination Without Cause by Company/Severance. Company may terminate Executive’s employment under this Agreement without Cause at any time on sixty (60) days’ advance written notice to Executive (the “Termination Date”). In the event of such termination, Executive will receive in one lump sum payment, (a) the unpaid Base Salary then in effect, prorated to the effective date of termination; (b) (i) if the Termination Date is on or after the one year anniversary of this Agreement or in connection with a Change of Control, his Base Salary for twenty-four (24) months from the Termination Date plus one year’s base Bonus pursuant to Section 4.3 of this Agreement for the calendar year during which the termination occurs ($550,000 for calendar year 2005), assuming satisfaction of all performance based milestones at the 100% level by both Company and the Executive (the “Additional Amount”) or (ii) if the Termination Date is prior to the one year anniversary of this Agreement, an amount equal to the product of (A) the Additional Amount times (B) 25% times (C) the number of annual quarters elapsed in full between the date of this Agreement and the Termination Date (such number not to exceed four (4)) ; and (c) any amounts to which Executive is entitled pursuant to Sections 5 or 6 hereof (the “Severance Payments”), provided that Executive: (y) complies with all surviving provisions of this Agreement, including without limitation those provisions specified in Section 14.8, below; and (z) executes a full general release, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company, in substantially the form attached hereto as Exhibit A, or in another form that is acceptable to Company in its sole discretion (provided, however, that any such alternative form shall not modify, amend, waive, or delete any right or benefit of Executive hereunder). All other Company obligations to Executive will be automatically terminated and completely extinguished upon termination of employment.

          7.3 Termination for Good Reason by Executive/Severance. Executive may terminate Executive’s employment under this Agreement for Good Reason (defined below) at any time on five (5) days’ advance written notice to Company. Provided that Executive complies with the conditions to receiving the Severance Payments described in Sections 7.2(a) and 7.2(b), above, in the event of such termination, Executive will be entitled to receive the Severance Payments described in Section 7.2, above, and if such termination is in connection with a Change of Control, Executive will be entitled to receive the Severance Payments, including Subsection 7.2(b)(i). All other Company obligations to Executive will be automatically terminated and completely extinguished upon termination of employment.

     For purposes of this Agreement, “Good Reason” is defined as the occurrence of any of the following conditions:

               (a) a material, adverse change in Executive’s responsibilities or duties, causing Executive’s position to be of materially less stature or responsibility; provided, that for purposes of this Agreement and without limiting the generality of the foregoing, a material, adverse change shall be deemed to occur if Executive no longer serves as Chief Operating Officer (who shall be the most senior financial officer) of a publicly-traded company reporting directly to the CEO;

               (b) the relocation of Executive’s work place for Company over Executive’s written objection, to a location more than thirty (30) miles from Scottsdale, Arizona;

               (c) a failure to pay, or any reduction of Executive’s Base Salary or Executive’s Bonus without Executive’s written consent (subject to applicable performance requirements with respect to the actual amount of Bonus earned by Executive); or

               (d) any material breach of this Agreement by Company that is not cured within thirty (30) days of Company’s receipt of written notice from Executive specifying the material breach of this Agreement.

          7.4 Voluntary Resignation by Executive. Executive may voluntarily resign Executive’s position with Company for any reason, at any time after the Effective Date, on five (5) days’ advance written notice. In the event of Executive’s resignation, Executive will be entitled to receive only the Base Salary for the five-day notice period and no other amount (other than amounts to which Executive is entitled pursuant to Section 5 or 6 hereof). All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished upon termination of employment. In addition, Executive will not be entitled to receive any Severance Payments described in Section 7.2, above. The provisions of this Section 7.4 shall not apply to Executive’s resignation for Good Reason.

          7.5 Federal Excise Tax Under Section 4999 of the Code.

          (a) Additional Payment. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise payable to Executive (collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar or successor provision (the “Excise Tax”), Company shall pay to Executive within ninety (90) days of the date Executive becomes subject to the Excise Tax, an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive from the Payments and the Gross-Up Payment, after deduction of (1) any Excise Tax on the Payments and (2) any federal, state and local income or employment tax and Excise Tax upon the payment provided for by this Section, shall be equal to the Payments.

          (b) Determination of Excise Tax. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax:

               (i) Any payments or benefits received or to be received by Executive in connection with transactions contemplated by a Change of Control (as defined below) event or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Company), shall be treated as “parachute payments” within the meaning of Section 280G of the Code or any similar or successor provision, and all “excess parachute payments” within the meaning of Section 280G of the Code or any similar or successor provision shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel (“Tax Counsel”) selected by Company and reasonably acceptable to Executive such payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G of the Code (or any similar or successor provision of the Code) in excess of the base amount within the meaning of Section 280G of the Code (or any similar or successor provision of the Code), or are otherwise not subject to the Excise Tax.

               (ii) The amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Payments or (ii) the amount of the excess parachute payments within the meaning of Section 280G of the Code (after applying paragraph (b)(1) above).

               (iii) The value of any non-cash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Section 280G of the Code.

               (iv) Change of Control. A “Change of Control” is defined as any one of the following occurrences:

                    a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of Company representing 50% or more of (A) the outstanding shares of common stock of Company or (B) the combined voting power of Company’s then-outstanding securities; or

                    b) the sale or disposition of all or substantially all of Company’s assets (or any transaction having similar effect is consummated); or

                    c) Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or

                    d) a liquidation or dissolution of Company.

          (c) Determination of Gross-Up Payment. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

          (d) Adjustments.

               (i) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, Executive shall repay to Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

               (ii) In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

          7.6 Termination of Employment. In the event that Executive’s employment with Company is terminated for any reason, this Agreement shall terminate effective immediately. All Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished; provided however, that subject to Executive’s compliance with the provisions of this Agreement, Company’s obligations pursuant to Sections 7.2, 7.3 and 7.5 herein shall survive the termination of this Agreement.

     8. No Conflict of Interest. During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Company. If the Board reasonably believes such a conflict exists during the term of this Agreement, the Board may ask Executive to choose to discontinue the other work or resign employment with Company.

     9. Post-Termination Non-Competition.

          9.1 Consideration For Promise To Refrain From Competing. Executive agrees that Executive’s services are special and unique, that Company’s disclosure of confidential, proprietary information and specialized training and knowledge to Executive, and that Executive’s level of compensation and benefits, including, without limitation, the severance payments provided for in this Agreement, are partly in consideration of and conditioned upon Executive not competing with Company. Executive acknowledges that such consideration is adequate for Executive’s promises contained within this Section 9.

          9.2 Promise To Refrain From Competing. Executive understands Company’s need for Executive’s promise not to compete with Company is based on the following: (a) Company has expended, and will continue to expend, substantial time, money and effort in developing its proprietary information; (b) Executive will in the course of Executive’s employment develop, be personally entrusted with and exposed to Company’s proprietary information; (c) both during and after the term of Executive’s employment, Company will be engaged in the highly competitive enterprise software industry; (d) Company provides products and services nationally and internationally; and (e) Company will suffer great loss and irreparable harm if Executive were to enter into competition with Company. Therefore, in exchange for the consideration described in Section 9.1 above, Executive agrees that for the period of two (2) years following the date Executive ceases to render services to Company (the “Covenant Period”), Executive will not either directly or indirectly, whether as an owner, director, officer, manager, consultant, agent or employee: (i) work for any of the following companies or any entity that succeeds to any part of the business of any of the following Companies that is in competition with Company: SAS, Inc., Micro Strategies Incorporated, Evant Inc., NSB Retail Systems PLC, Oracle Inc., SAP AG or SVI Holdings, Inc. (each a “Restricted Business”); or (ii) make or hold any investment in any Restricted Business, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 1% of the listed or traded stock of any publicly held corporation. For purposes of this Section 9, the term “Company” shall mean and include Company, any subsidiary or affiliate of Company, any successor to the business of Company (by merger, consolidation, sale of assets or stock or otherwise) and any other corporation or entity of which Executive may serve as a director, officer or employee at the request of Company or any successor of Company.

          9.3 Reasonableness of Restrictions. Executive represents and agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this Section 9 are reasonable, do not impose a greater restraint than is necessary to protect the goodwill and business interests of Company, and are not unduly burdensome to Executive. Executive expressly acknowledges that Company competes on an international basis and that the geographical scope of these limitations is reasonable and necessary for the protection of Company’s trade secrets and other confidential and proprietary information. Executive further agrees that these restrictions allow Executive an adequate number and variety of employment alternatives, based on Executive’s varied skills and abilities. Executive represents that Executive is willing and able to compete in other employment not prohibited by this Agreement.

          9.4 Reformation if Necessary. In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Section 9 and its subsections is unenforceable, the restrictions under this section and its subsections shall not be terminated but shall be reformed and modified to the extent required to render them valid and enforceable. Executive further agrees that the court may reform this Agreement to extend the Covenant Period by an amount of time equal to any period in which Executive is in breach of this covenant.

     10. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Company’s Employee Innovations and Proprietary Rights Assignment Agreement, which was previously executed by Executive and incorporated herein by reference.

     11. Nonsolicitation.

          11.1 Nonsolicitation of Customers or Prospects. Executive acknowledges that information about Company’s customers is confidential and constitutes trade secrets. Accordingly, Executive agrees that during the period in which he is rendering services to Company and for a period of two (2) years after the termination of his employment with Company, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.

          11.2 Nonsolicitation of Company’s Employees. Executive agrees that during the period in which he is rendering services to Company and for a period of two (2) years after the termination of his employment with Company, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging, hiring or attempting to hire any of Company’s employees or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company. Notwithstanding the previous sentence, (a) the Executive may give references for employees and tell headhunters the names of employees of Company, in either event, where the Executive is aware that the employee has been identified by Company as not being part of its long-term plans after a Change of Control; and (b) the restrictions contained in this section shall not apply to former employees of the Company where at least a six-month period has elapsed between the final date of a former employee’s employment and the date Executive engages in the activities described in this section..

     12. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in Sections 9-11 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

     13. Agreement to Arbitrate. To the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for breach of Company’s Employee Innovations and Proprietary Rights Agreement, workers’ compensation, unemployment insurance benefits and Company’s right to obtain injunctive relief pursuant to Section 12 above are excluded. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this Agreement shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of Company.

          13.1 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

          13.2 Arbitration Procedure. The arbitration will be conducted in Maricopa county, Arizona, by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Arizona, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

          13.3 Costs of Arbitration. Each party shall bear one half the cost of the arbitration filing and hearing fees, and the cost of the arbitrator.

     14. General Provisions.

          14.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

          14.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

          14.3 Attorneys’ Fees. In any dispute relating to this Agreement, the losing party shall pay the attorneys’ fees of the prevailing party in addition to its own attorneys’ fees.

          14.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

          14.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

          14.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Arizona. Each party consents to the jurisdiction and venue of the state or federal courts in Maricopa county, Arizona, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

          14.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

          14.8 Survival. Notwithstanding the provisions herein above, Sections 8 (“No Conflict of Interest”), 9 (“Post-Termination Non-Competition”), 10 (“Confidentiality and Proprietary Rights”), 11 (“Nonsolicitation”), 12 (“Injunctive Relief”), 13 (“Agreement to Arbitrate”), 14 (“General Provisions”) and 15 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

     15. Entire Agreement. This Agreement, including Company Employee Innovations and Proprietary Rights Assignment Agreement incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Board of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EXECUTIVE

Dated:	June 13, 2005		/s/ Christopher Koziol

Christopher Koziol

Address

COMPANY

Dated:	June 13, 2005	By:	/s/ Hamish N. Brewer

Hamish N. Brewer, CEO

[Signature Page to Koziol Employment Agreement]

EXHIBIT A

Form of Mutual Release

See attached.